Exhibit 10.17

SECOND AMENDMENT TO VOIT EMPLOYMENT AGREEMENT

The Second Amendment to Employment Agreement (“the Amendment”) is made by and between Steve Voit (the “Executive”) and Impinj, Inc. (the “Company” and together with the Executive hereinafter collectively referred to as the “Parties”) on January 5, 2010.

W I T N E S S E T H:

WHEREAS, the Parties previously entered into a employment offer letter, dated September 20, 2008 (the “Prior Agreement”); and

WHEREAS, the Company and Executive amended the Prior Agreement on December 19, 2008 (the “Amended & Restated Voit Employment Agreement”), bringing certain terms into compliance with Section 409A of the Internal Revenue Code and the final regulations and other official guidance thereunder (“Section 409A”).

WHEREAS, the Company and Executive amended the Prior Agreement and the Amended & Restated Voit Employment Agreement on February 19, 2009 (the “First Amendment”).

NOW, THEREFORE, for good and valuable consideration, Executive and the Company agree to further amend the Amended & Restated Voit Employment Agreement, as follows:

1. Section 4(b) of the Amended & Restated Voit Employment Agreement is hereby amended and replaced in its entirety as follows:

“Performance Bonus. Effective January 1, 2009, Executive shall receive additional annual bonus compensation according to certain milestones and performance metrics to be agreed between Executive and the Company. Performance Bonus compensation shall target 37.8% of base salary per calendar year if 100% of performance targets are met, prorated based on start and end dates. Performance Bonus compensation may be lower than 37.8% of base salary if Executive’s performance lags 100% of target. To the extent that any bonus is earned hereunder then it shall be paid on or before March 15 of the calendar year following the calendar year in which the bonus is earned.

2. Section 10(d) of the Amended & Restated Voit Employment Agreement and the First Amendment is hereby amended and replaced in it s entirety as follows:

“Good Reason. For the purposes of this Agreement, “Good Reason” means without Executive’s express written consent (1) a material reduction or change in Executive’s job duties, responsibilities and requirements inconsistent with Executive’s position with the Company and Executive’s prior duties, responsibilities and requirements prior to the Change in Control, provided that neither a mere change in title alone nor reassignment following a Change in Control to a position that is substantially similar to the position held prior to the Change in Control in terms of job duties, responsibilities and requirements shall constitute a material reduction in job responsibilities; (ii) a reduction in Executive’s then-current base salary by at least 20%, provided that an across-the-board reduction in the salary level of all other senior executives by the same percentage amount as p art of a general salary level reduction shall not constitute such a salary reduction; or (iii) relocation of Executive to a facility or a location more than fifty (50) miles from Executive’s then present location.

IN WITNESS WHEREOF, each of the Parties has executed this Amendment, in the case of the Company by its duly authorized officer, as of the day and year set forth above.

COMPANY	IMPINJ, INC.

/s/ William T. Colleran
	By:	William T. Colleran
	Title:	President

EXECUTIVE	STEVE VOIT

/s/ Steve Voit